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                                                                 EXHIBIT 99.1


                                       FOR ADDITIONAL INFORMATION:
                                       Craig Carlson/Senior Vice President
                                       (650) 369-4300

[LOGO]
                                       FOR IMMEDIATE RELEASE


                                       NEWS RELEASE


   CYGNUS-Registered Trademark- ANNOUNCES RESULTS OF RESEARCH CLINICAL STUDIES
                        FOR THE GLUCOWATCH-Trademark-


Redwood City, CA - November 25, 1997 - Cygnus, Inc. (NASDAQ: CYGN) announced the results from a series of research clinical studies conducted in 1997 for its painless, bloodless and automatic glucose monitor, The GlucoWatch.

Based on the accuracy and precision data from these studies, Cygnus believes that the GlucoWatch system performs comparably with currently marketed glucose devices. Data from these studies demonstrate that the GlucoWatch system is able to measure glucose levels with statistically significant accuracy and precision across a variety of conditions. The results indicated a correlation coefficient of 0.90, a mean absolute error of 0.20 and a mean bias of 5.0%. These studies have shown that differences in physiological factors (age, race, ethnicity, gender, body mass index) and environmental factors (temperature and moderate levels of perspiration) do not affect the accuracy and precision of the GlucoWatch system's glucose measurement. Certain commonly used drugs also did not adversely affect the performance of the GlucoWatch system in those studies. The accuracy and precision of the GlucoWatch system did not vary significantly from the overall averages in the groups in which these variables were tested. Another statistical measure of the data, known as error grid analysis, supports the accuracy and precision of the GlucoWatch (92% in the clinically desirable zones A and B). The Company has recently initiated registration clinical studies for the GlucoWatch. Cygnus anticipates filing an application for approval with the FDA in the second quarter of 1998.

These research clinical studies were conducted on people with diabetes by outside, independent clinical investigators using the commercial version of the GlucoWatch. GlucoWatch measurements were compared to venous blood glucose reference measurements every 20 or 30 minutes.

The Company believes the GlucoWatch system offers a combination of features not available in currently marketed devices, such as: painless and bloodless glucose extraction; automatic and frequent measurements; an electronic memory to store and display glucose levels; the ability to download stored information to personal computers to analyze glucose data and trends; alarms indicating hypo- and hyperglycemic conditions; and event markers which record factors that affect glucose levels, all in a discreet watch format. The Company believes this unique combination of features will result in better control of glucose levels, an improved quality of life for people with diabetes and more cost-effective health care.

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The forward looking statements regarding future events and the future performance of the Company contained in this press release involve risks and uncertainties which may cause the Company's actual results in future periods to be materially different from any future performance suggested herein. The Company believes that the submission to the FDA for the GlucoWatch will be in the form of a premarket notification (a "510(k) notification"), although the final determination of the type of submission will not be made until FDA submission. There can be no assurance that a 510(k) notification will be accepted by the FDA. If a 510(k) notification is not accepted by the FDA, the Company will be required to submit a premarket approval application ("PMA") for this product. The FDA approval process for a PMA is typically more involved and requires more time than a 510(k) notification and could materially delay the introduction of the GlucoWatch. There can be no assurance as to FDA acceptance or approval of the form or timing of a 510(k) notification, a PMA or any similar FDA submission, that the results of the registration clinical trials for submission to the FDA will be approved by the FDA nor that the results will be comparable to the results obtained in the research clinical studies performed to date. Delays or failure to receive clearance following a 510(k) notification or approval of a PMA application could have a significant adverse effect on the Company's business, financial condition and results of operations. For more information, refer to Cygnus' filings with the Securities and Exchange Commission, including its Form 10-K, Form 10-Q and Form 8-K reports.

Cygnus is engaged in the development and manufacture of diagnostic and drug delivery systems utilizing proprietary technologies to satisfy unmet medical needs cost-effectively. The Company's current efforts are primarily focused on two core areas: a painless, bloodless and automatic glucose monitoring device (the GlucoWatch system) and transdermal drug delivery systems.


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